CONFIDENTIAL

SEVEN CANYONS FUNDS

AMENDMENT NO. 3

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of February [  ], 2021:

Term	Means
“Existing Agreement”	The Transfer Agency and Services Agreement between ALPS and the Trust, dated September 10, 2018, as amended
“ALPS”	ALPS Fund Services, Inc.
“Trust”	ALPS Series Trust
“Funds”	Seven Canyons Strategic Income Fund, Seven Canyons World Innovators Fund, Seven Canyons Small Cap Growth Fund

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B hereto.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.	ALPS Series Trust, on behalf of the Funds
By:	By:
Name:	Name:
Title:	Title:

Schedule A to this Amendment

Amendments

Effective as of February [  ], 2021 (or as otherwise noted below) the Existing Agreement is amended as follows:

1.	Anti-Money Laundering. Effective as of the date of corresponding updates to the ALPS AML Procedures (defined below) (such updates currently targeted for April 1, 2021):

●	Section 19 of the Existing Agreement is removed in its entirety and replaced by “Reserved.”

●	The content of the seventh bullet point under “Transfer Agency” in APPENDIX B is removed in its entirety and replaced by:

“Perform delegated AML services as described in APPENDIX H”

●	APPENDIX H attached hereto is added to the Existing Agreement and shall govern the delegated AML services provided by ALPS pursuant to the Existing Agreement.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

APPENDIX H

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

In order to assist the Trust with the Trust’s anti-money laundering and countering the financing of terrorism (“AML”) responsibilities under applicable AML laws, ALPS offers certain risk-based AML procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Trust (“ALPS AML Procedures”). The Trust desires to implement the ALPS AML Procedures as part of the Trust’s overall AML program (“Trust AML Program”).

Accordingly, subject to the terms and conditions set forth in this Agreement, the Trust hereby instructs and directs ALPS to implement the ALPS AML Procedures as set forth in Section 3 below on the Trust’s behalf and delegates to ALPS the day-to-day operation of ALPS AML Procedures.

While ALPS AML Procedures may be subject to monitoring and testing by employees of ALPS (or its parent company, or affiliates) or an independent party, as documented in the ALPS AML Procedures. The Trust acknowledges any such efforts or outcomes of testing may not be solely relied upon by the Trust to meet applicable regulatory requirements for an independent test of the Trust AML program.

2.	Limitation on Delegation.

The Trust acknowledges and agrees that in accepting the delegation hereunder, ALPS is agreeing to perform only the AML Procedures and is not undertaking and shall not be responsible for any other aspect of the Trust AML Program or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder.

Additionally, the parties acknowledge and agree that ALPS shall only be responsible for performing the ALPS AML Procedures with respect to the ownership of, and transactions in, Shares in the Portfolio(s) for which ALPS maintains the applicable Shareholder information.

In performing the ALPS AML Procedures for the Trust under this Agreement, and in connection with the execution of the policies and procedures, ALPS will rely upon and assume the accuracy of the information and representations provided to ALPS by the Trust in connection with the provision of services pursuant to this Agreement.

3.	ALPS AML Procedures.

ALPS shall perform ALPS AML Procedures, as documented. The ALPS AML Procedures are subject to change at any time at ALPS’ sole discretion. ALPS agrees to make ALPS AML Procedures documentation available to the Trust.

Among other items and consistent with the ALPS AML Procedures, ALPS shall compare account and transaction information to any FinCEN request received by the Trust and provided when available to ALPS without undue delay, pursuant to USA PATRIOT Act Sec. 314(a), and provide the Trust with the necessary information for it to respond to such request within the required time frame. For the avoidance of doubt, ALPS shall have no obligation under this subsection to procure the Trust’s 314(a) request list, follow up with the Trust in regard to 314(a) request lists that the Trust or its service provider has failed to provide to ALPS, or take any action with respect to the Trust’s 314(a) request list if such list has not been provided to ALPS by the Trust.